Exhibit 10.38

Summary of Translation of the

Technical Service Contract, by and between Natural Gas Development Company of

Qinghai Oilfield and Beijing BHD Technology Co., Ltd.

On October 15, 2007, Beijing BHD Petroleum Technology Co., Ltd. executed an agreement with Natural Gas Development Company of Qinghai Oilfield to provide service on a Multipurpose Fissure Shaper Technology. The project has been completed under the agreement and full payment is expected by November 30, 2008.